Exhibit 5.2
1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200
www.torys.com
September 17, 2021
TO: The Board of Directors of Fairfax Financial Holdings Limited
We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Fairfax Financial Holdings Limited on September 17, 2021, as such may thereafter be amended or supplemented, and in the short form prospectus contained therein, under the caption “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.
Sincerely,
/s/ Torys LLP